Exhibit 5

313-465-7000 Fax: 313-465-8000 www.honigman.com

December 27, 2012

Taubman Centers, Inc.
200 East Long Lake Road, Suite 300
Bloomfield Hills, MI 48304-2324

Ladies and Gentlemen:
We have acted as counsel to Taubman Centers, Inc., a Michigan corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) on December 27, 2012, of a Registration Statement on Form S-3ASR (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus included in the Registration Statement (the “Prospectus”), pursuant to which a maximum of 1,319,716 shares of the Company's common stock, par value of $0.01 per share (the “Shares”), may be offered and sold from time to time by certain selling shareholders named therein (the “Selling Shareholders”). The Selling Shareholders will have received such shares of common stock in exchange for units of partnership interest in The Taubman Realty Group Limited Partnership (“Partnership Units”) and in exchange for shares of Series B Non-Participating Convertible Preferred Stock of the Company (“Series B Shares”).
The law covered by the opinion expressed in this opinion letter is limited to the federal laws of the United States and the laws of the State of Michigan.
Based on our examination of such documents and other matters as we deem relevant, we are of the opinion that the Shares covered by the Registration Statement and the related Prospectus have been duly authorized and, when they are issued, delivered and transferred by the Company to the Selling Shareholders in exchange for Partnership Units or Series B Shares, as described in the Registration Statement and the related Prospectus, will be validly issued, fully paid and nonassessable.
We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Commission thereunder.
Very truly yours,
/s/ Honigman Miller Schwartz and Cohn LLP

c:    MKB/CAM/REW/MSB

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